Exhibit 99.1

Mason Slaine Named Chairman, President and CEO of Interactive Data Corporation

Former President and CEO Ray D’Arcy Appointed Vice Chairman of the Company

BEDFORD, Mass.—(BUSINESS WIRE)—Interactive Data Corporation, a leading provider of financial market data, analytics and related solutions, today announced that Mason Slaine has been named chairman, president and chief executive officer of the Company, effective immediately. Mr. Slaine replaces Raymond D’Arcy, who will now serve as vice chairman of Interactive Data.

Mr. Slaine has held a number of executive positions at leading financial information and software companies over the past three decades. These include serving as president and CEO of Thomson Financial from 1994 to 1996 and chairman and CEO of Information Holdings, an electronic publisher in the intellectual property, science and health care fields from 1996 to 2004. Mr. Slaine is currently chairman of MLM Information Services, a leading vendor of corporate tax compliance software and services, which he founded in 2005 with Warburg Pincus.

As vice chairman, Mr. D’Arcy will serve as a senior advisor for Interactive Data’s major client accounts and provide strategic guidance about the Company’s business operations to Mr. Slaine and Interactive Data’s Board of Directors. Mr. D’Arcy will remain on Interactive Data’s Board of Directors and plans to work closely with Mr. Slaine to ensure a smooth transition of his previous responsibilities.

“We are very pleased that Mason Slaine, an accomplished financial information and software executive, will be Interactive Data’s next president and CEO,” said Mike Bingle, managing director of Silver Lake and member of Interactive Data’s Board of Directors. “Mason’s business acumen, leadership skills and knowledge of the financial and technology industries make him the right person to lead Interactive Data to even greater levels of growth and success.”

“On behalf of Interactive Data’s Board of Directors, I would like to thank Ray D’Arcy for his many contributions to Interactive Data as president and CEO,” said Jim Neary, managing director at Warburg Pincus and member of Interactive Data’s Board of Directors. “Over the course of more than three decades, Ray has held a number of executive positions with Interactive Data and has been a driving force behind its success. As vice chairman, Ray will leverage his experience in the industry and in-depth knowledge of clients to help Interactive Data achieve its strategic objectives.”

“I am honored to be leading Interactive Data, a remarkable franchise with a track record of strong financial performance, a comprehensive set of mission-critical services, close relationships with many of the world’s most important financial institutions and thousands of talented employees,” said Mason Slaine, chairman, president and CEO of Interactive Data. “I will focus on operating our business efficiently and dedicating resources to strengthening our technology infrastructure. This will empower Interactive Data to help ensure the continued reliable delivery of our services that are used every day by thousands of global clients, while also speeding time to market for new, innovative products and services.”

“I have great confidence in Mason’s ability to lead Interactive Data through the next chapter of its growth,” said Ray D’Arcy, vice chairman of Interactive Data. “In the time that I have worked with Mason, he has demonstrated a thorough understanding of our business and our industry, and I believe that he will advance Interactive Data’s decades-long commitment to intently focusing on the needs of our clients. I believe strongly in the future success of Interactive Data and look forward to my new role as vice chairman.”

Mason Slaine Biography

Mason Slaine is chairman, president and chief executive officer of Interactive Data Corporation. He is also chairman of MLM Information Services, a leading vendor of corporate tax compliance software and services, which he founded in 2005 with Warburg Pincus. Prior to this role, Mr. Slaine was chairman and CEO of Information Holdings, an electronic publisher in the intellectual property, science and health care fields that he founded in 1996 with Warburg Pincus and was subsequently acquired by Thomson Corporation (now Thomson Reuters) in 2004.

From 1994 to 1996, he was president and CEO of Thomson Financial (formerly a division of Thomson Corporation prior to the merger between Thomson and Reuters) and held various positions at Thomson Financial from 1991 to 1994. From 1987 to 1991, he was chairman and CEO of Securities Data Corp., a leading financial market database, until its acquisition by Thomson Financial. From 1982 to 1986, Mr. Slaine was president and CEO of Investment Dealers’ Digest until its acquisition by Extel Financial (a predecessor to Interactive Data).

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About Interactive Data Corporation

Interactive Data Corporation is a trusted leader in financial information. Thousands of financial institutions and active traders, as well as hundreds of software and service providers, subscribe to our fixed income evaluations, reference data, real-time market data, trading infrastructure services, fixed income analytics, desktop solutions and web-based solutions. Interactive Data’s offerings support clients around the world with mission-critical functions, including portfolio valuation, regulatory compliance, risk management, electronic trading and wealth management. Interactive Data is headquartered in Bedford, Massachusetts and has over 2,400 employees in offices worldwide.

For more information, please visit http://www.interactivedata.com.

Interactive Data Corporation

Brian Willinsky (US media), +1 781-687-8291

brian.willinsky@interactivedata.com

or

Eoin Bedford (European/Asia-Pacific media), +44 (0)20 7825 8353

eoin.bedford@interactivedata.com

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